Prospectus Supplement
July 24, 2000
(To prospectus dated January 15, 1998)




                          Hospitality Properties Trust
                                   $15,000,000
                          9.125% Senior Notes due 2010

    ------------------------------------------------------------------------

     The notes bear interest at the rate of 9.125% per year. Interest on the notes is payable semiannually on each January 15 and July 15, beginning January 15, 2001. The notes mature on July 15, 2010 and are redeemable at any time at the option of Hospitality Properties Trust, in whole or in part. The redemption price will equal the outstanding principal of the notes being redeemed plus accrued interest and the Make-Whole Amount (as defined in the Glossary to this prospectus supplement). The notes do not have the benefit of any sinking fund.

     The notes are unsecured and rank equally with all of our other unsecured senior indebtedness. The notes will be issued only in registered form in denominations of $1,000.



--------------------------------------------------------------------------------

                                                          Per Note     Total
--------------------------------------------------------------------------------

Public Offering Price (1)................................. 99.992%  $14,998,800
Underwriting Discount.....................................   .552%     $ 82,800
Proceeds, before expenses, to Hospitality Properties Trust 99.440%  $14,916,000
--------------------------------------------------------------------------------

(1) Plus accrued interest from July 28, 2000, if settlement occurs after that date. Public offering price stated above includes accrued interest from July 14, 2000 through July 28, 2000.



     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     We expect that the notes will be ready for delivery in book-entry form only through The Depository Trust Company on or about July 28, 2000.

            --------------------------------------------------------




                          Donaldson, Lufkin & Jenrette

                                Table of Contents

                                                                            Page

                              Prospectus Supplement

Summary..................................................................... S-3
Recent Developments......................................................... S-6
Use of Proceeds............................................................. S-6
The Company................................................................. S-6
Ratio of Earnings to Fixed Charges.......................................... S-6
Description of the Notes.................................................... S-7
Certain Federal Income Tax Considerations...................................S-13
Underwriting................................................................S-16
Legal Matters...............................................................S-17
Experts.....................................................................S-17
Incorporation of Certain Information by Reference...........................S-18
Where You Can Find More Information.........................................S-18
Forward-Looking Statements..................................................S-19
Glossary....................................................................S-20

                                   Prospectus

Available Information.......................................................  ii
Incorporation of Certain Documents by Reference.............................  ii
The Company.................................................................   1
Use of Proceeds.............................................................   1
Ratio of Earnings to Fixed Charges..........................................   1
Description of Debt Securities..............................................   2
Description of Shares.......................................................  10
Description of Preferred Shares.............................................  11
Description of Depositary Shares............................................  16
Description of Warrants.....................................................  19
Limitation of Liability; Shareholder Liability..............................  19
Redemption; Trustees; Business Combinations and Control Share Acquisitions..  19
Plan of Distribution........................................................  24
Legal Matters...............................................................  24
Experts.....................................................................  25

     In  this  Prospectus  Supplement,   the  term  "HPT"  includes  Hospitality
Properties Trust and its consolidated subsidiaries.

     In presenting "as adjusted" information in this Prospectus Supplement, we have assumed that this offering and a previous offering of $35,000,000 of 9.125% notes due 2010 have been completed and that we have applied the net proceeds of the notes to non-interest bearing cash balances.

                                    SUMMARY

     This summary may not contain all of the information that is important to you. You should carefully read this entire Prospectus Supplement and the accompanying Prospectus. You should also read the documents we have referred you to in "Incorporation of Certain Information by Reference."

THE COMPANY

     Hospitality Properties Trust ("HPT") is a real estate investment trust ("REIT") formed to acquire, own and lease hotels. We currently own or have entered agreements to acquire a total of 224 hotels with 30,389 rooms costing approximately $2.4 billion. Our business strategy is to invest in high quality hotels leased to experienced hotel operators for minimum rents which exceed our cost of capital. The average age of our hotels is six years. We believe that our hotels are among the newest, best designed and best located hotels in their respective market segments.

                         HPT Investments by Hotel Brand


                               [Graphic Omitted]



FINANCING POLICIES

     Since our initial public offering in 1995, we have been conservatively capitalized. We believe that our conservative financing policy has enabled us to access the capital markets on favorable terms and will continue to facilitate our growth. We have completed common share offerings in each of our completed fiscal years since 1995, raising over $1.5 billion in gross proceeds. At March 31, 2000, our total debt of $415 million constituted 21.6% of our total capitalization.

     The notes have the benefit of financial covenants. The following table shows the financial ratios contained in these covenants for HPT at March 31, 2000 on a historical basis and an as adjusted basis. You should review our historical financial statements in connection with this table. The section of the Prospectus Supplement titled "Description of the Notes" contains more information concerning the covenants.

                                                                                 Historical as of       As Adjusted as of
                    Covenant                             Required Ratio           March 31, 2000          March 31, 2000
--------------------------------------------------    ----------------------    -------------------    ---------------------

Debt/Adjusted Total Assets.................           no more than 60%                   17%                      19%
Secured Debt/Adjusted Total Assets.........           no more than 40%                    0%                       0%
Consolidated Income Available for
    Debt Service/Annual Debt Service.......           at least 1.5x                    5.8x                     5.1x
Total Unencumbered Assets/
    Unsecured Debt.........................           at least 200%                     574%                     523%


BUSINESS POLICIES

     Our ability to pay debt service depends upon our receipt of rents. We believe that our lease structure is among the most secure of all hotel REITs. Our leases are designed to increase our rents during cyclical upturns, secure our minimum rents during cyclical downturns and generally provide for the dependability of our cash flow. Important features of our leases currently include the following:

     Minimum Rent. All of our leases require minimum annual rent of between 10% and 11% of our investment in our hotels.

     Percentage Rent. All of our leases require percentage rent equal to between 5% and 10% of increases in gross hotel revenues over threshold amounts.

     Long Term Leases. All of the leases for our hotels expire after 2009. The average lease term remaining for our hotels is 13 years.

     Pooled Leases. Each of our hotels is part of a combination of hotels. The leases in each combination are subject to cross default with other leases to the same tenant. The smallest combination includes 12 hotels with 2,321 rooms in which we have invested approximately $183 million; the largest combination includes 53 hotels with 7,611 rooms in which we have invested approximately $508 million.

     Geographic Diversification. Each combination of hotels leased to a single tenant is geographically diversified. In addition, many of our hotels are located in the vicinity of major demand generators such as airports, medical or educational facilities and large suburban office parks.

     All or None Renewals. All renewal options for each combination of hotels may only be exercised on an all or none basis and not for separate hotels.

     Security Deposits. All of our leases require security deposits generally equal to one year's minimum rent.

     FF&E Reserves. All of our leases require the tenants to deposit 5%-6% of gross hotel revenues into escrow to fund periodic renovations (the "FF&E Reserve"). For hotels owned throughout the 12 months ended March 31, 2000, the FF&E Reserve averaged $1,350 per room per year.

     Subordinated Fees. All management fees for our hotels are subordinated to the rent due to us.

     Guarantees for New Hotels. When we purchase and lease recently built hotels, we require that payment of rent be guaranteed until the operations of the hotels achieve negotiated rent coverage levels. Except for guarantors whose obligations are investment grade rated, these guarantees are secured.

     Rent Coverage. When we purchase hotels which have historical operations, we set the purchase prices and rents at levels to provide historical as well as projected rent coverage. During the 12 months ended March 31, 2000, our portfolio of hotels averaged cash flow available for rent (after paying all non-subordinated expenses and after required FF&E Reserve deposits) of 1.4 times the minimum rent due to us. We believe that this is the highest rent coverage ratio among all public hotel REITs.

     We may change these policies in the future.

PRINCIPAL PLACE OF BUSINESS

     HPT is organized as a Maryland real estate investment trust. Its principal place of business is 400 Centre Street, Newton, Massachusetts 02458, and its telephone number is (617) 964-8389.

THE OFFERING

     The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the notes (including capitalized terms), see "Description of the Notes" and "Glossary" in this Prospectus Supplement and "Description of Debt Securities" in the accompanying Prospectus.

Aggregate Principal Amount.........     $15,000,000.

Maturity Date......................     The notes will mature on July 15, 2010,
                                        unless previously redeemed.

Interest Payment Dates.............     Semiannually on January 15 and July 15,
                                        beginning January 15, 2001.

Ranking............................     The notes are senior obligations of
                                        Hospitality Properties Trust. They are
                                        not secured by any of our  property  or
                                        assets, and as a result, you will be one
                                        of our  unsecured  creditors.  The notes
                                        are  not   obligations  of  any  of  our
                                        subsidiaries.    The   notes   will   be
                                        effectively    subordinated    to    any
                                        mortgages and other secured indebtedness we incur and to all indebtedness and other liabilities of our subsidiaries.
                                        The notes, however, will rank equally with all of our other unsecured senior indebtedness, including indebtedness we incur in the future.

Optional Redemption................     The notes are redeemable at any time at
                                        the option of the Company, in whole or
                                        in part. The redemption price will equal the outstanding principal of the notes being redeemed plus accrued interest and the Make-Whole Amount. The notes will not have the benefit of a sinking fund.

Use of Proceeds....................     We estimate that our net proceeds from
                                        the offering will be approximately $14.9 million. We intend to use these proceeds for general business purposes.

Limitations on Incurrence
     of Debt.......................     Various covenants will apply to the
                                        notes, including the following:

                                        (1)   HPT will not incur Debt if the new
                                              Debt would  cause total Debt to be
                                              more  than 60% of  Adjusted  Total
                                              Assets.

                                        (2)   HPT will not incur Secured Debt if
                                              the new  Secured  Debt would cause
                                              total Secured Debt to be more than
                                              40% of Adjusted Total Assets.

                                        (3)   HPT will not incur Debt if the new
                                              Debt  would  cause  the  ratio  of
                                              Consolidated  Income Available for
                                              Debt   Service   to  Annual   Debt
                                              Service  for  our  most   recently
                                              completed four fiscal  quarters to
                                              be less than 1.5 to 1,  determined
                                              on a pro forma basis after  giving
                                              effect to certain assumptions.

                                        (4)   HPT will maintain Total
                                              Unencumbered Assets of at least
                                              200% of Unsecured Debt.

         The capitalized terms used in this description of certain covenants have meanings specified in the indenture and supplemental indenture under which the notes will be issued. The specific meanings are described in "Description of the Notes" and "Glossary" in this Prospectus Supplement.

                               RECENT DEVELOPMENTS

     On June 16, 2000, we announced our agreement to purchase ten hotels, including three Residence Inn by Marriott(R), four Courtyard by Marriott(R), two TownePlace Suites by Marriott(R) and one SpringHill Suites by Marriott(R) hotels, for $145 million from Marriott International, Inc. (NYSE: MAR). We purchased eight of these ten hotels on June 16, 2000, and we expect to purchase the remaining two hotels later in 2000 when construction is completed. These ten hotels contain 1,420 rooms or suites and are located in eight states. The lease for these ten hotels has been structured as a portfolio transaction with nine other Courtyard and Residence Inn hotels that we previously owned, and all 19 hotels will be leased on a combined basis to a subsidiary of Crestline Capital Corporation (NYSE: CLJ) and managed by a subsidiary of Marriott under long-term agreements through 2015, plus renewal options.

     On July 11, 2000, we announced our consent to the assignment of a lease for 24 hotels now leased to ShoLodge, Inc. (NASDQ: LODG) to Prime Hospitality Corp. (NYSE: PDQ). All 24 hotels, which are now branded as Sumner Suites(R), will be rebranded as AmeriSuites(R)hotels. The terms of the lease assigned to Prime for these hotels have remained substantially similar to the terms of the former lease with ShoLodge. The initial lease term was extended two years to 2013.

                                 USE OF PROCEEDS

     We estimate that the net proceeds of this offering of notes will be approximately $14.9 million. We expect to use the net proceeds of this offering for general business purposes.

                                   THE COMPANY

     HPT is a REIT which acquires, owns and leases hotels to unaffiliated hotel operators. One of our principal business objectives is to ensure stability of cash flow from dependable and diverse revenue sources. To achieve this objective, we seek to operate as follows:

     o    maintain a strong base of shareholders' equity;

     o invest in high quality properties operated by unaffiliated hotel operating companies;

     o    use moderate debt leverage to fund additional investments;

     o design leases which require minimum rents which provide positive spreads over our cost of investment capital;

     o when market conditions permit, refinance debt with additional equity or long term debt; and

     o pursue diversification so that we receive our rents from diverse properties and operators.

     Upon completion of the acquisitions described in "Recent Developments," we will have investments totaling $2.4 billion in 224 hotels, with 30,389 rooms, located in 36 states.

                       RATIO OF EARNINGS TO FIXED CHARGES

     Our consolidated ratio of earnings to fixed charges was 4.35 and 3.30 for the three months ended March 31, 2000 and 1999, respectively, and 4.00, 5.04 and
4.81 for the years ended December 31, 1999, 1998 and 1997, respectively.

                            DESCRIPTION OF THE NOTES

     The following description of the particular terms of the notes supplements and, to the extent inconsistent with, replaces the description of the general terms and provisions of debt securities set forth under "Description of Debt Securities" in the accompanying Prospectus, to which reference is hereby made. We have provided a Glossary at the end of this Prospectus Supplement to define certain capitalized words used in discussing the terms of the notes.

General

     We will issue the notes under an Indenture dated as of February 25, 1998 and a Supplemental Indenture dated as of July 28, 2000 (together, the "Indenture") between us and State Street Bank and Trust Company, as Trustee. The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended. This Prospectus Supplement briefly outlines some of the provisions of the Indenture. These summaries are not complete. If you would like more information on these provisions, review the copy of the Indenture that we have filed with the Securities and Exchange Commission. See "Incorporation of Certain Information By Reference" in this Prospectus Supplement and "Available Information" in the accompanying Prospectus for information about how to locate these documents. You may also review the Indenture at the Trustee's corporate trust office at Two Avenue de Lafayette, Boston, Massachusetts 02111. All section references appearing below are to sections of the Indenture.

     The $15,000,000 of notes will be additional notes of a "reopened" separate series under the Indenture, of which $35,000,000 of notes were initially issued on July 14, 2000. We may, without the consent of the holders of the notes, reopen this series of notes from time to time again and issue additional notes of the same series. The Indenture does not limit the amount of debt securities that we may issue under the Indenture, and we may issue debt securities in one or more series up to the aggregate initial offering price authorized by us for each series. The notes will mature (unless previously redeemed) on July 15, 2010. The notes will be issued only in fully registered form without coupons, in denominations of $1,000 and integral multiples thereof. The notes will be evidenced by a global note in book-entry form, except under the limited circumstances described below under "--Book Entry System and Form of Notes."

     The notes will be senior unsecured obligations of HPT and will rank equally with each other and with all of our other unsecured and unsubordinated indebtedness outstanding from time to time. The notes will be effectively subordinated to our mortgages and other secured indebtedness and to indebtedness and other liabilities of our Subsidiaries. Accordingly, this indebtedness will have to be satisfied in full before you will be able to realize any value from the secured or indirectly held properties.

     As of March 31, 2000, on an adjusted basis after giving effect to the issuance of the notes and the application of the proceeds from the sale of the notes, our total outstanding indebtedness (including under our revolving credit facility) was approximately $465 million, and the total indebtedness and other liabilities (excluding certain security deposit obligations and the obligations to refund guarantee deposits when the operating performance of the related hotels reaches negotiated rent coverage levels) of our Subsidiaries was less than $1 million. In addition, our Subsidiaries are guarantors of the credit facility. The credit facility is currently an unsecured revolving credit facility in the amount of $300 million. As of March 31, 2000, we had no secured indebtedness. We and our Subsidiaries may incur additional indebtedness, including secured indebtedness, subject to the provisions described below under "--Certain Covenants--Limitations on Incurrence of Debt."

     Except as described under "--Certain Covenants" and "--Merger, Consolidation or Sale" below and under "Description of Debt Securities--Merger, Consolidation or Sale" and "--Certain Covenants" in the accompanying Prospectus, the Indenture does not contain any other provisions that would afford you protection in the event of (1) a highly leveraged or similar transaction involving us or any of our affiliates, (2) a change of control or (3) a reorganization, restructuring, merger or similar transaction involving us that may adversely affect you. In addition, subject to the limitations set forth under "--Certain Covenants" and "--Merger,

Consolidation or Sale" below or under "Description of Debt Securities--Merger, Consolidation or Sale" and "--Certain Covenants" in the accompanying Prospectus, we may enter into certain transactions such as the sale of all or substantially all of our assets or a merger or consolidation that would increase the amount of our indebtedness or substantially reduce or eliminate our assets, which might have an adverse effect on our ability to service our indebtedness, including the notes. We have no present intention of engaging in a highly leveraged or similar transaction.

Interest and Maturity

     The notes will bear interest at 9.125% per annum from July 14, 2000 or from the immediately preceding Interest Payment Date (as defined below) to which interest has been paid. Interest is payable semiannually in arrears on each January 15 and July 15 (the "Interest Payment Dates"), commencing January 15, 2001, to the persons in whose names the notes are registered in the security register applicable to the notes at the close of business on the date 14 calendar days immediately preceding the applicable Interest Payment Date (the "Regular Record Date"), regardless of whether the Regular Record Date is a Business Day. Accrued interest is also payable on the date of maturity or earlier redemption of the notes. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

Optional Redemption of the Notes

     We may redeem the notes in whole at any time or in part from time to time before they mature. The redemption price will equal the outstanding principal of the notes being redeemed plus accrued interest and the Make-Whole Amount.

     We are required to give notice of such a redemption not less than 30 days nor more than 60 days prior to the redemption date by first class mail to each holder's address appearing in the securities register maintained by the Trustee. In the event we elect to redeem less than all of the notes, the particular notes to be redeemed will be selected by the Trustee by such method as the Trustee shall deem fair and appropriate.

     We are not required to make any sinking fund or redemption payments prior to the stated maturity of the notes.

Certain Covenants

     Limitations on Incurrence of Debt. We will not, and will not permit any Subsidiary to, incur any Debt if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Debt of HPT and its Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles ("GAAP") is greater than 60% of the sum ("Adjusted Total Assets") of (without duplication) (1) the Total Assets of HPT and its Subsidiaries as of the end of the calendar quarter covered in HPT's Annual Report on Form 10-K, or the Quarterly Report on Form 10-Q, as the case may be, most recently filed with the SEC (or, if such filing is not permitted under the Securities Exchange Act of 1934, as amended, with the Trustee) prior to the incurrence of such additional Debt and (2) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by HPT or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt.

     In addition to the above limitations on the incurrence of Debt, we will not, and will not permit any Subsidiary to, incur any Secured Debt if, immediately after giving effect to the incurrence of such additional Secured Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Secured Debt of HPT and its Subsidiaries on a consolidated basis is greater than 40% of Adjusted Total Assets.

     In addition to the above limitations on the incurrence of Debt, we will not, and will not permit any Subsidiary to, incur any Debt if the ratio of Consolidated Income Available for Debt Service to the Annual Debt

Service for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5x, on a pro forma basis after giving effect thereto and to the application of the proceeds therefrom, and calculated on the assumption that (1) such Debt and any other Debt incurred by HPT and its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Debt, had occurred at the beginning of such period; (2) the repayment or retirement of any other Debt by HPT and its Subsidiaries since the first date of such four-quarter period had been repaid or retired at the beginning of such period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period);
(3) in the case of Acquired Debt or Debt incurred in connection with any acquisition since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such period with appropriate adjustments with respect to such acquisition being included in such pro forma calculation; and (4) in the case of any acquisition or disposition by HPT or its Subsidiaries of any asset or group of assets since the first day of such four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation. If the Debt giving rise to the need to make the foregoing calculation or any other Debt incurred after the first day of the relevant four-quarter period bears interest at a floating rate then, for purposes of calculating the Annual Debt Service, the interest rate on such Debt will be computed on a pro forma basis as if the average interest rate which would have been in effect during the entire such four-quarter period had been the applicable rate for the entire such period.

     Maintenance of Total Unencumbered Assets. We and our Subsidiaries will at all times maintain Total Unencumbered Assets of not less than 200% of the aggregate outstanding principal amount of the Unsecured Debt of HPT and its Subsidiaries on a consolidated basis.

     See "Description of Debt Securities--Certain Covenants" in the accompanying Prospectus for a description of additional covenants applicable to us.

Merger, Consolidation or Sale

     The Indenture permits us to consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge with or into, any other entity, provided that:

     (1) either we are the continuing entity, or the successor entity (if other than us) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets is an entity organized and existing under the laws of the United States or any state thereof and shall expressly assume the due and punctual payment of the principal of (and premium or the Make-Whole Amount on) and any interest on all of the notes and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture to be performed by us;

     (2) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of HPT or any Subsidiary as a result thereof as having been incurred by HPT or such Subsidiary at the time of such transaction, no event of default under the Indenture, and no event which after notice or the lapse of time, or both, would become such an event of default, shall have occurred and be continuing; and

     (3) an officers' certificate and legal opinion covering such conditions is delivered to the Trustee.

Events of Default, Notice and Waiver

     The Indenture provides that the following events are "events of default" with respect to the notes:

     (1) default for 30 days in the payment of any installment of interest payable on any note when due and payable;

     (2) default in the payment of the principal of (or premium or the Make-Whole Amount on) any note when due and payable;

     (3) default in the performance, or breach, of any covenant of HPT contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of debt securities other than the notes), which continues for 60 days after written notice as provided in the Indenture;

     (4) default under any bond, debenture, note, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by HPT (or by any Subsidiary, the repayment for which HPT is directly responsible or liable as obligor or guarantor) having an aggregate principal amount outstanding of at least $20,000,000, whether such indebtedness now exists or shall hereafter be incurred or created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged or such acceleration having been rescinded or annulled within a period of 10 days after written notice to HPT by the Trustee or to HPT and the Trustee by the holders of at least 25% in principal amount of the outstanding notes as provided in the Indenture; or

     (5) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of HPT or any Significant Subsidiary or for all or substantially all of either of their property.

     Upon the acceleration of notes in accordance with the terms of the Indenture following the occurrence of an event of default, the principal amount of the notes, plus accrued and unpaid interest thereon and the Make-Whole Amount, will become due and payable. See "Description of Debt Securities--Events of Default, Notice and Waiver" in the accompanying Prospectus for a description of rights, remedies and other matters relating to events of default.

Discharge, Defeasance and Covenant Defeasance

     The provisions of the Indenture relating to defeasance and covenant defeasance described under "Description of Debt Securities--Discharge, Defeasance and Covenant Defeasance" in the accompanying Prospectus will apply to the notes.

Book-Entry System and Form of Notes

     The notes will be issued in the form of a single fully registered global note without coupons that will be deposited with The Depository Trust Company, New York, New York, and registered in the name of its nominee, Cede & Co. This means that we will not issue certificates to each owner of notes. One global note will be issued to DTC, which will keep a computerized record of its participants whose clients have purchased the notes. The participant will then keep a record of its clients who purchased the notes. Unless it is exchanged in whole or in part for a certificated note, the global note may not be transferred, except that DTC, its nominees and their successors may transfer the global note as a whole to one another.

     Beneficial interests in the global note will be shown on, and transfers of the global note will be made only through, records maintained by DTC and its participants.

     DTC has provided us with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through computerized book-entry changes in the Direct Participants' accounts. This eliminates the need for physical movement of securities certificates.

Direct Participants include securities brokers and dealers (including the Underwriter), banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc.

     DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. The rules that apply to DTC and its Direct Participants are on file with the SEC.

     We expect that, pursuant to procedures established by DTC, ownership of beneficial interests in the notes evidenced by the global note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to beneficial interests of Direct Participants) and records of Direct Participants (with respect to beneficial interests of persons who hold through Direct Participants). Neither we nor the Trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC or any of its Direct Participants relating to beneficial ownership interests in the notes. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair your ability to own, pledge or transfer beneficial interests in the global note.

     So long as DTC or its nominee is the registered owner of the global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global note for all purposes under the Indenture. Except as described below, as an owner of a beneficial interest in notes evidenced by the global note you will not be entitled to have any of the individual notes represented by such global note registered in your name, you will not receive or be entitled to receive physical delivery of any such notes in definitive form and you will not be considered the owner or holder thereof under the Indenture for any purpose, including with respect to the giving of any direction, instructions or approvals to the Trustee thereunder. Accordingly, you must rely on the procedures of DTC and, if you are not a Direct Participant, on the procedures of the Direct Participant through which you own your interest, to exercise any rights of a "holder" under the Indenture. We understand that, under existing industry practice, if we request any action of holders or if an owner of a beneficial interest in a global note desires to give or take any action which a holder is entitled to give or take under the Indenture, DTC would authorize the Direct Participants holding the relevant beneficial interest to give or take such action, and such Direct Participants would authorize beneficial owners through such Direct Participants to give or take such actions or would otherwise act upon the instructions of beneficial owners holding through them.

     Payments of principal, premium, if any, and interest or additional amount, if any, on individual notes represented by a global note registered in the name of the holder of the global note or its nominee will be made by the Trustee to or at the direction of the holder of the global note or its nominee, as the case may be, as the registered owner of the global note under the Indenture. Under the terms of the Indenture, we and the Trustee may treat the persons in whose name notes, including a global note, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither we nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of notes (including principal, premium, if any, and interest or additional amount, if any).

     DTC's practice is to credit the accounts of relevant Direct Participants on the applicable payment date in accordance with their respective holdings of beneficial interests in the relevant security as shown on the records of DTC. Payments by Direct Participants to the beneficial owners of notes will be governed by standing instructions and customary practice and will be the responsibility of DTC's Direct Participants. Redemption notices with respect to any notes will be sent to the holder of the global note (i.e., DTC, its nominee or any subsequent holder). If less than all of the notes of any series are to be redeemed, we expect the holder of the global note to determine the amount of interest of each Direct Participant in the notes to be redeemed by lot. Neither we, the Trustee, any paying agent nor the security registrar for such notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global note for such notes.

     Neither we nor the Trustee will be liable for any delay by the holder of a global note or DTC in identifying the beneficial owners of notes and we and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of a global note or DTC for all purposes.

     The notes, which are represented by the global note, will be exchangeable for certificate notes with the same terms in authorized denominations only if:

     o DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

     o we determine not to require all of the notes to be represented by a global note and notify the Trustee of our decision, in which case we will issue individual notes in denominations of $1,000 and integral multiples thereof.

Same-Day Settlement and Payment

     The Underwriter will make settlement for the notes in immediately available funds. We will make all payments of principal and interest in respect of the notes in immediately available funds.

     So long as DTC continues to make its "Same-Day Funds Settlement System," the notes will trade in DTC's Same-Day Funds Settlement System until maturity or until the notes are issued in certificated form, and secondary market trading activity in the notes will therefore be required by DTC to settle in immediately available funds. We expect that secondary trading in the certificated securities, if any, will also be settled in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following summary of certain United States Federal income tax consequences of the purchase, ownership and disposition of the notes is based upon the Internal Revenue Code of 1986, as amended (the "Tax Code"), United States treasury regulations, and rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. The following discussion deals only with notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, banks, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding notes as a hedge against currency risks or as a position in a "straddle" for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers of the original $15,000,000 of additional notes offered hereby. Before purchasing the notes, you should consult your own tax advisor concerning the application of United States Federal income tax laws to your particular situation as well as any consequences of the purchase, ownership and disposition of the notes arising under the laws of any other taxing jurisdiction.

     "U.S. Holder" means a beneficial owner of a note that is for United States Federal income tax purposes:

     (1)  a citizen or resident of the United States,

     (2) a corporation or partnership (or other entity treated as a corporation or partnership for United States Federal income tax purposes) created or organized in or under the laws of the United States, any State thereof or the District of Columbia (unless otherwise provided by United States treasury regulations),

     (3) an estate the income of which is subject to United States Federal income taxation regardless of its source,

     (4) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust (or certain electing trusts in existence on August 20, 1996 to the extent provided in United States treasury regulations), or

     (5) any other person whose income or gain in respect of a note is effectively connected with the conduct of a United States trade or business,

in each case except as otherwise provided under the provisions of an applicable tax treaty. A "non-U.S. Holder" means a beneficial owner of a note that is not a U.S. Holder.

The Notes

     For United States Federal income tax purposes, each note will be treated as indebtedness issued by HPT.

U.S. Holders

     If you are a U.S. Holder:

     Payments of Interest. Interest on a note will generally be includable in your gross income as ordinary interest income at the time such payments are received or accrued in accordance with your regular method of tax accounting. Such interest will be treated as U.S. source income for United States Federal income tax purposes. Purchase price for a note that is allocable to prior accrued interest may be treated as offsetting a portion of the interest income from the next scheduled interest payment on the note.

     Disposition of a Note. Upon the sale, exchange, redemption, retirement or other disposition of a note, you generally will recognize taxable gain or loss in an amount equal to the difference, if any, between the amount realized upon such sale, exchange, redemption, retirement, or other disposition (other than amounts representing accrued and unpaid interest which will be taxable as interest income) and your adjusted tax basis in the note. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if you have held the note for more than one year at the time of disposition; preferential rates of tax may apply to gains recognized upon the disposition of notes held for more than one year.

     Gain or Income Received by a Foreign Corporation. A foreign corporation whose income or gain in respect of a note is effectively connected with the conduct of a United States trade or business, in addition to being subject to regular United States Federal income tax, may be subject to a branch profits tax equal to 30% of its "effectively connected earnings and profits" within the meaning of the Tax Code, for the taxable year, as adjusted for certain items, unless it qualifies for a lower rate under an applicable tax treaty (as modified by the branch profits tax rules under the Tax Code).

Non-U.S. Holders

     If you are a non-U.S. Holder:

     General. Generally, you will not be subject to United States Federal income taxes on payments of principal, premium (if any), or interest on a note, or on any gain upon disposition or retirement of a note, if (1) you do not own directly or indirectly 10% or more of the shares of beneficial interest of HPT and (2) the last United States payor in the chain of payment (the "Withholding Agent") has received from you in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement signed by you under penalties of perjury certifying that you are not a U.S. Holder and providing your name and address. You may make this statement on an Internal Revenue Service Form W-8 or a substantially similar form, and you must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If you hold a note through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the applicable IRS Form W-8 or substantially similar form you provided to the organization or institution. Interest received or gain recognized by you which does not qualify for exemption from taxation will be subject to United States Federal income tax and withholding tax at a rate of 30% unless reduced or eliminated by an applicable tax treaty.

     New Treasury Regulations. United States treasury regulations issued on October 6, 1997 alter the withholding rules on interest paid to a non-U.S.
Holder of a note. Under subsequent administrative guidance, these new regulations are generally effective with respect to interest paid after December 31, 2000. Withholding will generally be excused under these new regulations if you own (directly or indirectly) less than 10% of the shares of beneficial interest of HPT and if you execute the applicable IRS Form W-8 or substantially similar form. Moreover, under the new regulations, to obtain a reduced rate of withholding under an income tax treaty, you generally will be required to provide an applicable IRS Form W-8 or substantially similar form certifying your entitlement to benefits under the treaty. The new regulations also provide special rules to determine whether, for purposes of determining the applicability of a tax treaty, interest paid to a non-U.S. Holder that is an entity should be treated as paid to the entity or to those holding the ownership interests in that entity, and whether such entity or such holders in the entity are entitled to benefits under the tax treaty. The new regulations also alter the information reporting and backup withholding rules applicable to non-U.S. Holders and, among other things, provide certain presumptions under which a non-U.S. Holder is subject to backup withholding and information reporting until certification of non-U.S. status is received from such non-U.S. Holder. The foregoing is not intended to be a complete discussion of the new regulations, and we urge you to consult your tax advisor regarding the effect of the new regulations on an investment in the notes.

     Estate Taxes. The notes will not be includable in your estate unless you own directly or indirectly 10% or more of the shares of beneficial interest of HPT or, at the time of your death, payments in respect of the notes would have been effectively connected with your conduct of a trade or business in the United States.

Backup Withholding

     Backup withholding of United States Federal income tax at a rate of 31% may apply to payments made in respect of the notes if you are not an "exempt recipient" and you fail to provide certain identifying information (such as your taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. If you are a U.S. Holder, payments made to you in respect of the notes must be reported to the IRS, unless you are an exempt recipient or establish an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for you if you are a non-U.S. Holder and are not an exempt recipient.

     In addition, if you sell a note through a broker, the broker must withhold 31% of your entire sales proceeds, unless either (1) the broker determines that the seller is a corporation or other exempt recipient or (2) you provide, in the required manner, certain identifying information and, if you are a non-U.S. Holder, you certify that you are a non-U.S. Holder (and certain other conditions are met). Such a sale must also be reported by the broker to the IRS, unless either (1) the broker determines that you are an exempt recipient or (2) you certify your non-U.S. status (and certain other conditions are met). Certification of your non-U.S. status if you are a non-U.S. Holder would be made normally on an IRS Form W-8 or substantially similar form under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

     Any amounts withheld under the backup withholding rules from a payment to you would be allowed as a refund or a credit against your United States Federal income tax provided you furnish the required information to the IRS.

                                  UNDERWRITING

     Subject to the terms and conditions contained in the Purchase Agreement that relates to the notes, we have agreed to sell to Donaldson, Lufkin & Jenrette Securities Corporation (the "Underwriter"), and the Underwriter has agreed to purchase from us, all of the notes offered hereby.

     The Purchase Agreement states that the obligation of the Underwriter to purchase and accept delivery of the notes offered by this Prospectus Supplement is subject to the approval of certain legal matters by its counsel and certain other conditions. Pursuant to the Purchase Agreement, the Underwriter has agreed to purchase all of the notes if any of them are purchased.

     The Underwriter has told us they intend to offer the notes to the public initially at the public offering price that appears on the cover page of this Prospectus Supplement. After the completion of the initial offering of the notes, the Underwriter may change the offering price and other selling terms at any time, without notice.

     We have agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Alternately, we may contribute to payments that the
Underwriter may be required to make as a result of these liabilities. These indemnification provisions would require us to hold the Underwriter harmless from and against any and all losses, claims, damages, liabilities and judgments caused by any false statement of or any failure to state a material fact in this Prospectus Supplement, the accompanying Prospectus or the documents incorporated by reference therein. The indemnification provisions would not apply to false statements or omissions that are based on information that is furnished in writing to us by the Underwriter expressly for use in this Prospectus Supplement or the Prospectus and are subject to certain other limitations.

     In connection with the offering of the notes, the Underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the Underwriter may overallot the offering, creating a syndicate short position. The Underwriter may bid for and purchase notes in the open market after the distribution has been completed to cover syndicate short positions. In addition, the Underwriter may bid for and purchase notes in the open market to stabilize the price of the notes. These activities may stabilize or maintain the market price of the notes above independent market levels. The Underwriter is not required to engage in these activities and may end these activities at any time.

     Prior to our July 14, 2000 offering of notes of this series, there was no public market for the notes and since then, a secondary market has not developed. The Underwriter has informed us that it may make a market in the notes from time to time. The Underwriter is not obligated to do this, and it may discontinue this market making at any time without notice. Therefore, no assurance can be given concerning the liquidity of the trading market for the notes or that an active market will develop. We do not intend to apply for the notes to be listed on any national securities exchange or national securities quotation system.

                                  LEGAL MATTERS

     Sullivan & Worcester LLP, Boston, Massachusetts, our lawyers, have issued an opinion about the legality of the notes. Milbank, Tweed, Hadley & McCloy LLP, New York, New York, the Underwriter's lawyers, will also issue an opinion for the Underwriter. Sullivan & Worcester LLP and Milbank, Tweed, Hadley & McCloy LLP will rely, as to certain matters of Maryland law, upon an opinion of Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland. Barry M. Portnoy was a partner in the firm of Sullivan & Worcester LLP until March 31, 1997 and is one of our Managing Trustees. Mr. Portnoy is also a Managing Trustee of HRPT Properties Trust and Senior Housing Properties Trust and a director and 50% owner of REIT Management & Research, Inc., the investment advisor to HPT.
Sullivan & Worcester LLP represents HRPT Properties Trust, Senior Housing Properties Trust, REIT Management & Research, Inc. and certain of their affiliates on various matters.

                                     EXPERTS

     The financial statements and schedule included in HPT's Form 10-K for the year ended December 31, 1999 incorporated in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as expert in giving said reports.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus Supplement, and information that we subsequently file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below which were filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

     o    Annual Report on Form 10-K for the year ended December 31, 1999;

     o    Quarterly  Report on Form 10-Q for the quarter  ended March 31,  2000;
          and

     o Current Reports on Form 8-K dated May 16, 2000, July 11, 2000 and July 24, 2000.

     We also incorporate by reference each of the following documents that we will file with the SEC after the date of this Prospectus Supplement but before the end of the notes offering:

     o    Reports filed under Sections 13(a) and (c) of the Exchange Act;

     o Definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent shareholders' meeting; and

     o    Any reports filed under Section 15(d) of the Exchange Act.

     You may request a copy of any of the filings (excluding exhibits), at no cost, by writing or telephoning us at the following address:

         Investor Relations
         Hospitality Properties Trust
         400 Centre Street
         Newton, Massachusetts 02458
         (617) 964-8389

                       WHERE YOU CAN FIND MORE INFORMATION

     You may read and copy any material that we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also access our SEC filings over the Internet at the SEC's site at http://www.sec.gov.

                           FORWARD-LOOKING STATEMENTS

     Statements contained in this Prospectus Supplement and the accompanying Prospectus, including the documents that are incorporated by reference, that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Also, when we use any of the words "believe," "expect," "anticipate" or similar expressions, we are making forward-looking statements. This Prospectus Supplement contains forward-looking statements including statements regarding the security of our rental income and our leases, the rebranding of certain hotels, our intent to purchase hotels and make future investments, our access to capital and the ability of our hotels to compete effectively. We have based these forward-looking statements on possible or assumed future results of our operations. These forward-looking statements are subject to certain risks and uncertainties which could cause actual results or events to differ materially from those we anticipate or project. Prospective purchasers should not place undue reliance on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements as a result of new information, future events or otherwise.

     You should rely only on the information contained or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus. We have not, and the Underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the Underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this Prospectus Supplement or the accompanying Prospectus, as well as information we previously filed with the SEC and incorporated by reference, is accurate as of the date on the front cover of this Prospectus Supplement only. Our business, financial condition, results of operations and prospects may have changed since that date.

     The Declaration of Trust of HPT, amended and restated on August 21, 1995, a copy of which, together with all amendments thereto, is duly filed in the office of the Department of Assessments and Taxation of the State of Maryland, provides that the name "Hospitality Properties Trust" refers to the trustees under the Declaration of Trust, as so amended, collectively as trustees, but not individually or personally, and that no trustee, officer, shareholder, employee or agent of HPT shall be held to any personal liability, jointly or severally, for any obligation of, or claim against, HPT. All persons dealing with HPT, in any way, shall look only to the assets of HPT for the payment of any sum or the performance of any obligation.

                                    GLOSSARY

     "Acquired Debt" means Debt of a person or entity (1) existing at the time such person becomes a Subsidiary or (2) assumed in connection with the acquisition of assets from such person or entity, in each case, other than Debt incurred in connection with, or in contemplation of, such person or entity becoming a Subsidiary or such acquisition. Acquired Debt is deemed to be incurred on the date of the related acquisition of assets from any person or entity or the date the acquired entity becomes a Subsidiary.

     "Annual  Debt  Service"  as of any date means the maximum  amount  which is
expensed  in  any  12-month   period  for  interest  on  Debt  of  HPT  and  its
Subsidiaries.

     "Business Day" means any day other than a Saturday or Sunday or a day on which banking institutions in The City of New York are required or authorized to close.

     "Capital Stock" means, with respect to any entity, any capital stock (including preferred stock), shares, interests, participation or other ownership interests (however designated) of such entity and any rights (other than debt securities convertible into or exchangeable for capital stock), warrants or options to purchase any thereof.

     "Consolidated Income Available for Debt Service" for any period means Earnings from Operations of HPT and its Subsidiaries plus amounts which have been deducted, and minus amounts which have been added, for the following (without duplication): (1) interest on Debt of HPT and its Subsidiaries, (2) cash reserves made by lessees as required by our leases for periodic replacement and refurbishment of our assets, (3) provision for taxes of HPT and its Subsidiaries based on income, (4) amortization of debt discount and deferred financing costs, (5) provisions for gains and losses on properties and property depreciation and amortization, (6) the effect of any noncash charge resulting from a change in accounting principles in determining Earnings from Operations for such period and (7) amortization of deferred charges.

     "Debt"  of  HPT  or  any  Subsidiary  means,   without   duplication,   any
indebtedness of HPT or any Subsidiary, whether or not contingent, in respect of

     (1) borrowed money or evidenced by bonds, notes, debentures or similar instruments,

     (2) indebtedness for borrowed money secured by any encumbrance existing on property owned by HPT or any Subsidiary, to the extent of the lesser of (x) the amount of indebtedness so secured and (y) the fair market value of the property subject to such encumbrance,

     (3) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued (other than letters of credit issued to provide credit enhancement or support with respect to other indebtedness of HPT or any Subsidiary otherwise reflected as Debt hereunder) or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable, or all conditional sale obligations or obligations under any title retention agreement,

     (4)  the principal  amount of all obligations of HPT or any Subsidiary with
          respect  to   redemption,   repayment  or  other   repurchase  of  any
          Disqualified Stock, or

     (5) any lease of property by HPT or any Subsidiary as lessee which is reflected on HPT's consolidated balance sheet as a capitalized lease in accordance with GAAP, to the extent, in the case of items of indebtedness under (1) through (3) above, that any such items (other than letters of credit) would appear as a liability on HPT's consolidated balance sheet in accordance with GAAP.

Debt also includes, to the extent not otherwise included, any obligation by HPT or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Debt of another Person (other than HPT or any Subsidiary) (it being understood that Debt shall be deemed to be incurred by HPT or any Subsidiary whenever HPT or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof).

     "Disqualified Stock" means, with respect to any entity, any Capital Stock of such entity which by the terms of such Capital Stock (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than Capital Stock which is redeemable solely in exchange for common stock or shares), (2) is convertible into or exchangeable or exercisable for Debt or Disqualified Stock, or (3) is redeemable at the option of the holder thereof, in whole or in part (other than Capital Stock which is redeemable solely in exchange for common stock or shares), in each case on or prior to the stated maturity of the notes.

     "Earnings from Operations" for any period means net earnings excluding gains and losses on sales of investments, extraordinary items and property valuation losses, as reflected in the financial statements of HPT and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

     "Make-Whole Amount" means, in connection with any optional redemption or accelerated payment of any notes, the excess, if any, of (i) the aggregate present value as of the date of such redemption or accelerated payment of each dollar of principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption or accelerated payment) that would have been payable in respect of such dollar if such redemption or accelerated payment had not been made, determined by discounting, on a semiannual basis, such principal and interest at the Reinvestment Rate (determined on the third Business Day preceding the date such notice of redemption is given or declaration of acceleration is made) from the respective dates on which such principal and interest would have been payable if such redemption or accelerated payment had not been made, over (ii) the aggregate principal amount of the Notes being redeemed or paid.

     "Reinvestment Rate" means a rate per annum equal to the sum of 0.50% plus the yield on treasury securities at constant maturity under the heading "Week Ending" published in the Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

     "Secured Debt" means Debt secured by any mortgage, lien, charge, pledge or security interest of any kind.

     "Significant Subsidiary" means any Subsidiary which is a "significant subsidiary" (within the meaning of Regulation S-X, promulgated by the SEC under the Securities Act of 1933, as amended) of HPT.

     "Statistical Release" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination under the Indenture, then any publicly available source of similar market data which shall be designated by the Company.

     "Subsidiary"  means any  corporation or other entity of which a majority of
(1) the voting power of the voting equity securities or (2) the outstanding equity interests of which are owned, directly or indirectly, by HPT or one or more other Subsidiaries of HPT. For the purposes of this definition, "voting equity securities" means equity securities having voting power for the election of directors, whether at all times or only so long as no senior class of security has such voting power by reason of any contingency.

     "Total Assets" as of any date means the sum of (1) the Undepreciated Real Estate Assets and (2) all other assets of HPT and its Subsidiaries determined in accordance with GAAP (but excluding accounts receivable and intangibles).

     "Total Unencumbered Assets" means the sum of (1) those Undepreciated Real Estate Assets not subject to an encumbrance for borrowed money and (2) all other assets of HPT and its Subsidiaries not subject to an encumbrance for borrowed money determined in accordance with GAAP (but excluding accounts receivable and intangibles).

     "Undepreciated Real Estate Assets" as of any date means the cost (original cost plus capital improvements) of real estate assets of HPT and its Subsidiaries on such date, before depreciation and amortization determined on a consolidated basis in accordance with GAAP.

     "Unsecured Debt" means Debt which is not secured by any of the properties of HPT or any Subsidiary.

July 24, 2000





                          Hospitality Properties Trust



                                   $15,000,000
                          9.125% Senior Notes due 2010






                              PROSPECTUS SUPPLEMENT








                          Donaldson, Lufkin & Jenrette




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We have not  authorized  any  dealer,  salesperson  or other  person to give you written information other than this Prospectus Supplement or the Prospectus in connection with the offering made by this Prospectus Supplement. You must not rely on unauthorized information. Neither this Prospectus Supplement nor the Prospectus is an offer to sell these notes or our solicitation of your offer to buy the notes in any jurisdiction where that would not be permitted or legal. Neither the delivery of this Prospectus Supplement and Prospectus nor any sales made hereunder after the date of the Prospectus Supplement shall create an implication that the information contained herein or the affairs of the Company have not changed since the date hereof.

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